SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 7, 2016 (April 1, 2016)

NATIONAL HEALTH INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-10822 (Commission File Number)	62-1470956 (IRS Employer Identification No.)

222 Robert Rose Drive, Murfreesboro, TN 37129
(Address of principal executive offices)

(615) 890-9100
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01. Completion of Acquisition.

On April 6, 2016, National Health Investors, Inc. announced that it has purchased 8 skilled nursing facilities in Texas for $118.5 million totaling 931 beds. The facilities are currently operated by NHI’s existing tenant, Legend Healthcare (“Legend”). Legend has elected to transition all of its current operations to a new operator and NHI has agreed to enter into a new 15-year master lease with affiliates of The Ensign Group, Inc. (NASDAQ: ENSG) on 15 former Legend facilities for an initial annual amount of $17.75 million plus an annual escalator based on inflation. The lease has two 5-year renewal options. Upon entering the new lease, which is subject to usual and customary closing conditions, and is expected to close May 1, 2016, NHI will sell 2 of its existing facilities in Texas totaling 245 beds to affiliates of Ensign for $24.6 million. Upon entering the new lease, which will include a corporate guaranty from Ensign, the purchase options held by Legend will terminate. The net acquisitions and dispositions bring NHI’s net investment in the 15 facilities to approximately $211 million.
In addition, and as part of the transaction with Legend and Ensign, NHI has committed to purchase 4 skilled nursing facilities in Texas from Legend for $56 million and lease to Ensign. The facilities are in various stages of development and the purchase window for the first facility is expected to open in 2017.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits.

A list of exhibits filed herewith is contained on the Exhibit Index and is incorporated herein by reference.

Exhibit Index
Number	Exhibit
99.1	HTML version of press release issued April 6, 2016 titled “NHI announces lease of 15 skilled nursing facilities in Texas to Ensign Group.”

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
NATIONAL HEALTH INVESTORS, INC.
	By:	/s/ Roger R. Hopkins
	Name:	Roger R. Hopkins
	Title:	Principal Financial Officer
Date: April 7, 2016